Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Announces CFO, Michael Barkin, Will Step Down

BROOMFIELD, Colo.—July 11, 2022— Vail Resorts, Inc. (NYSE: MTN) today announced that Executive Vice President and Chief Financial Officer Michael Barkin will be stepping down after nearly a decade in role to take time to pursue personal opportunities. Barkin’s resignation will be effective December 31, 2022, or such other date as mutually agreed upon based on the timing of appointing a successor and a transition.
“On behalf of our leadership team, I want to thank Michael for his many contributions over the past 10 years,” said Kirsten Lynch, chief executive officer of Vail Resorts. “Michael has been instrumental in Vail Resorts’ success and I am particularly grateful for his support and partnership in my first year as CEO as well as for the strong finance team he built which ensures we are well positioned for the future.”
“Michael leaves behind a legacy of transformation and growth at Vail Resorts,” said Rob Katz, executive chairperson of Vail Resorts. “He played a central role in the company’s expansion nationally and globally – through the acquisition and integration of 34 resorts across four countries – and was an integral part of the team as we re-imagined so many parts of our business, including elevating and scaling our financial organization and capital allocation efforts. We are fortunate to have benefited from his incredible expertise and leadership, and from both me on a personal level and everyone at Vail Resorts, we wish him all the best in the next part of his life’s journey.”
“I am incredibly grateful for the opportunity to have been a part of Vail Resorts over the last decade,” said Barkin. “It has been a privilege to work at an organization that prioritizes leadership development above all else and combines the passion we share for our resorts and the guest experience with the focus we bring to building a successful and sustainable business. I am so proud of what our team has accomplished and am confident that this foundation will result in continued success for the company under Kirsten’s outstanding leadership. I look forward to supporting my successor through a smooth transition as we set the company up for a successful year ahead.”
Barkin joined Vail Resorts in July 2012 as vice president of strategy and development and was named chief financial officer in March 2013.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts' subsidiaries currently operate 40 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Seven Springs, Hidden Valley, Laurel Mountain, Liberty, Roundtop, Whitetail, Jack

Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the Rock Resorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.